Exhibit 99.1

BLAST ADDS NEW DIRECTOR AND
UPDATES OPERATIONAL AND LITIGATION MATTERS

Houston, Texas – June 3, 2008 - Blast Energy Services (OTC: BESV) today announced the addition of Michael L. Peterson to the Blast Energy Services board of directors. Mr. Peterson brings to the board a 23-year experience in the investment management and securities industry.

"We are delighted Michael Peterson has agreed to join the Blast board of directors," said Pat Herbert, Chairman of Blast Energy Services.  "His proven financial and investment market expertise will supplement our talented group of directors and help define new growth strategies following our successful emergence from Chapter 11 Bankruptcy in February 2008."

Mr. Peterson has enjoyed a successful career in the securities industry in various capacities, including the last four years as a private investor and venture capitalist. He is currently founder and managing partner of California-based, Pascal Management. In 2005, he co-founded and became a managing partner of American International Partners, a venture investment fund based in Salt Lake City.  Prior to that he served for four years as a First Vice President at Merrill Lynch where he helped establish a new private client services division to work exclusively with high net worth investors.  For a majority of his career, he was employed by Goldman Sachs & Co. as a Vice President with the responsibility for a team of professionals that advised and managed over $7 billion in assets.  Mr. Peterson received his MBA at the Marriott School of Management and a BS from Brigham Young University.

Down-hole Solutions
Blast has completed an evaluation of its down-hole lateral drilling process with new partner Reliance Oil and Gas, Inc., whose personnel have over 40 years of experience in drilling, exploration and production operations. As a result, Reliance plans to use a deflection shoe of their own design, use more rigid tubing for penetration into the formation, and a different jetting nozzle design.

To this end, Reliance has built the new deflection shoe to laterally deflect stainless steel tubing into the formation and to circulate fluid through the shoe while jetting. They are also upgrading certain equipment on the jetting rig so that the improved lateral drilling process can be used on wells operated by Reliance in Central Texas this summer. Reliance’s personnel have prior experience specifically applying these down-hole jetting processes, which we believe will substantially improve the commercial viability of the Blast lateral jetting process and allow us to begin generating revenues this summer.

Satellite Services
Meanwhile, Blast has been working with a group of ex-Cisco engineers with substantial experience in communications and sensor networks to develop a unique remote monitoring system for oil and gas applications.  Since September 2007, these engineers have carried out extensive testing with the Department of Defense on a process to improve the monitoring and control of chemical, biological, radioactive, nuclear and explosive sensor networks. Blast believes that the software they have developed is ideally suited to monitoring and controlling temperature, pressure, flow, corrosion and intrusion sensors in the energy sector.

A server unit has been built to provide monitoring and control of multiple sensors using standard and proprietary radio protocol controlled applications that are currently being used in pipeline and oil field operations. Blast expects to have its’ demonstration unit completed by the end of June. Blast has been discussing this new product with several energy service and systems integration companies over the last six months and is currently scheduling demonstration meetings with them in Houston, Texas.

Blast believes there is a substantial opportunity in the energy industry to consolidate the remote monitoring and control of sensor networks and to provide immediate notification to key personnel by interfacing seamlessly with a customer’s existing communication network. We expect our new remote server application will allow us to further expand the growth opportunities of our existing satellite services business.

Customer Litigation
On April 7, 2008, Blast signed a $6.4 million settlement agreement with Hallwood Petroleum, LLC and Hallwood Energy, LP that is contingent upon them raising capital through a major financing. Under the terms of this agreement, Hallwood will pay to us $2.0 million in cash and issue $2.75 million in equity from the pending major financing and Hallwood agreed to irrevocably forgive approximately $1.65 million in payment obligations. In return, we have agreed to suspend legal proceedings against Hallwood. If the settlement is not completely funded by September 30, 2008, legal proceedings will resume. The damage model in this case involves termination damages for two separate rig contracts.

In the case pending against Quicksilver Resources, Inc., the matter has been successfully transferred from the bankruptcy court to the US District Court for the Southern District of Texas. The trial date has remained unchanged and is scheduled for September 15, 2008. Blast counsel continues to prepare for trial and gather evidence in support of our claim through depositions and document production.  The damage model for this case involves termination damages for three separate rig contracts, which included liquidated damage provisions of approximately $10 million each.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Additionally, any statements made in this news release other than those of historical fact, about an action, event or development, are forward looking statements. Forward looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. Such factors may include risk factors including but not limited to: the ability to raise necessary capital to fund growth, adequate liquidity to manage operations and debt obligations, the introduction of new services, commercial acceptance and viability of new services, fluctuations in customer demand and commitments, pricing and competition, reliance upon lenders, contractors and vendors, the ability of Blast Energy Services’ customers to pay for our services, together with such other risk factors as may be included in the Company's periodic filings on Form 10-K, 10-Q, and other current reports.  Blast takes no obligation to update or correct forward-looking statements, and also takes no obligation to update or correct information prepared by third parties that are not paid for by the Company.

CONTACTS:	Blast Energy Services, Inc.
John MacDonald
(281) 453-2888 or
(713) 725-9244
e-mail: jmacdonald@blast-es.com